Exhibit 99.1

TRIARC AND WENDY’S SIGN DEFINITIVE MERGER AGREEMENT

Combination Will Create Third Largest U.S. Quick Service Restaurant Company With Approximately
$12.5 Billion In Annual System Sales

Significant Operational Improvements And Several Growth Initiatives Are Planned For Arby’s And
Wendy’s Brands

ATLANTA, GA, and DUBLIN, OH, April 24, 2008 – Triarc Companies, Inc. (NYSE: TRY, TRY.B, “Triarc”), the franchisor of the Arby’s restaurant system (“Arby’s”), and Wendy’s International, Inc. (NYSE: WEN, “Wendy’s”) announced today they have signed a definitive merger agreement, which has been approved by the boards of directors of both companies, for an all-stock transaction in which Wendy’s shareholders will receive a fixed ratio of 4.25 shares of Triarc Class A Common Stock for each share of Wendy’s common stock they own.

The transaction will bring together Arby’s and Wendy’s, two leading quick service restaurant brands distinguished by traditions of quality food and service. The combined systems will have approximately 10,000 restaurant units and pro forma annual system sales of approximately $12.5 billion, positioning it as the nation’s third largest quick service restaurant company.

Under the agreement, Triarc’s shareholders will be asked to approve a charter amendment pursuant to which each share of Triarc’s Class B Common Stock, Series 1, will be converted into one share of its Class A Common Stock, resulting in a post-merger company with a single class of common stock.

Arby’s and Wendy’s will operate as autonomous brand business units headquartered in Atlanta, GA, and Dublin, OH, respectively, each dedicated to operational improvements.

The new company expects to pursue daypart expansion, primarily focused on breakfast, global expansion for both brands, and growth through future acquisitions and new unit development. A consolidated support center to be based in Atlanta will oversee all public company responsibilities and other central service functions. As a result, substantial corporate overhead savings are expected.

Roland Smith, 53, Triarc’s Chief Executive Officer, will continue in that role for the combined company and also will become Chief Executive Officer of the Wendy’s brand.

Triarc will change its corporate name post-merger to include the name “Wendy’s” and to reflect its new identity as the owner of this leading and well-recognized restaurant brand. Triarc’s Board of Directors will also be reconstituted and will have 12 members, including two directors nominated by Wendy’s. Nelson Peltz and Peter May, Triarc’s Chairman and Vice Chairman, respectively, who together own shares representing approximately 35% of the voting power of Triarc’s outstanding stock, have committed to vote their shares in favor of the transaction. Trian Partners, an investment management firm which Messrs. Peltz and May own together with Edward P. Garden, through its beneficial ownership of 9.8% of Wendy’s stock, is the largest shareholder of Wendy’s and has agreed to vote its shares in favor of the transaction.

“We believe the combination of Arby’s and Wendy’s will create a powerful new restaurant company and a ‘must own’ restaurant stock with significant upside potential as we execute on the many opportunities we see to expand and improve these two very valuable brands,” said Roland Smith. “Working together with the Wendy’s team, we expect to improve margins significantly at Wendy’s company-owned stores. We also expect to drive significant synergies and improve efficiency, resulting in substantial annual savings for our combined organization. Through the execution of major operating improvements and the realization of synergies, we expect to generate substantial value for shareholders. We also expect to execute on a number of growth initiatives for the combined organization that should further increase shareholder value.”

The combination of Arby’s and Wendy’s is expected to create several important levers to enhance shareholder value:

•	Arby’s will leverage its management team’s established track record of operational excellence to improve the results of Wendy’s company-owned stores. Planned operating improvements at Wendy’s company-owned stores are estimated to generate approximately $100 million of annual incremental operating profit over time through improved costs associated with food, labor and general operating expenses.

•	Fully realized synergies and overhead savings are expected to reach an annual run rate of approximately $60 million over time through the elimination of duplicate corporate functions and a streamlining of support services.

•	U.S and international expansions are planned for both brands. Daypart expansion will be focused primarily on breakfast as well as snacks and late night, and dual-concept unit development will be explored in high-cost real estate markets.

Mr. Smith added, “We are committed to operating as a highly focused organization and to fully realize the many operating and strategic opportunities we will have as a result of bringing Arby’s and Wendy’s together, while at the same time maintaining the strong identity and integrity of both brands.”

Mr. Smith has served as Chief Executive Officer of Triarc Companies, Inc. since June 2007 and Chief Executive Officer of Arby’s Restaurant Group, Inc. since April 2006. Previously, he served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, President and Chief Executive Officer of AMF Bowling Worldwide, Inc., and President and Chief Executive Officer of Arby’s Inc., d/b/a Triarc Restaurant Group. Mr. Smith is a graduate of the U.S. Military Academy at West Point, New York.

“Over the past 12 months, the Special Committee of the Wendy’s Board conducted a rigorous process that will result in Wendy’s shareholders receiving a premium for their shares,” said James V. Pickett, Wendy’s Chairman. “We believe this transaction with Triarc is in the best interests of all of Wendy’s constituencies and represents superior value to what the Board anticipates Wendy’s would have generated as an independent company.

“Wendy’s directors deeply appreciate the patience and dedication of our shareholders, franchisees and employees during a long process. Wendy’s needs stability and bringing closure will enable our employees and franchisees to focus solely on the business and customers. “The Board and Management look forward to working with the Triarc team,” said Pickett.

The transaction is subject to regulatory approvals and customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction also requires the approval of Triarc and Wendy’s shareholders. The transaction is expected to close in the second half of 2008.

Wachovia Securities and Merrill Lynch & Co. acted as Triarc’s financial advisors, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Jones Day acted as Triarc’s legal counsel and Cadwalader, Wickersham & Taft LLC acted as Trian Fund Management, L.P.’s legal counsel.
Wendy’s financial advisors were J.P. Morgan Securities Inc. and Greenhill & Co. LLC. Wendy’s legal advisors were Akin Gump Strauss Hauer & Feld LLP and Winston and Strawn, and the Special Committee’s legal advisor was Baker Hostetler.

About Wendy’s
Wendy’s International, Inc. is one of the world’s most successful restaurant operating and franchising companies, with more than 6,600 Wendy’s restaurants in the United States, Canada and international markets.

About Triarc
Triarc is a holding company and, through its subsidiaries, is the franchisor of the Arby’s restaurant system which is comprised of approximately 3,700 restaurants, of which, as of December 30, 2007, 1,106 were owned and operated by its subsidiaries.

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Notes To Follow

NOTES TO PRESS RELEASE

1.	There can be no assurance that the merger will be completed, nor can there be any assurance, if the merger is completed, that the potential benefits of combining the two companies will be realized. The description of the merger contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the merger, copies of which will be filed by Triarc and Wendy’s with the Securities and Exchange Commission as exhibits to a Current Report on Form 8-K.

2.	There can be no assurance that the necessary Triarc and Wendy’s shareholder approvals of the merger will be obtained or the timing of such approvals.

3.	This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,’ “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Triarc’s and Wendy’s expectations with respect to the synergies, efficiencies, overhead savings, costs and charges and capitalization, anticipated financial impacts of the merger transaction and related transactions; approval of the merger transaction and related transactions by shareholders; the satisfaction of the closing conditions to the merger transaction and related transactions; and the timing of the completion of the merger transaction and related transactions. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside our control and difficult to predict. Factors that may cause such differences include, but are not limited to, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, due to, among other things: (1) changes in the quick service restaurant industry; (2) prevailing economic, market and business conditions affecting Triarc and Wendy’s; (3) conditions beyond Triarc’s or Wendy’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting Triarc’s and/or Wendy’s customers or food supplies or acts of war or terrorism; (4) changes in the interest rate environment; (5) changes in debt, equity and securities markets; (6) changes in the liquidity of markets in which Triarc or Wendy’s participates; (7) the availability of suitable locations and terms for the sites designated for development; (8) cost and availability of capital; (9) adoption of new, or changes in, accounting policies and practices; and (10) other factors discussed from time to time in Triarc’s and Wendy’s news releases, public statements and/or filings with the Securities and Exchange Commission (the “SEC”), especially the “Risk Factors” sections of Triarc’s and Wendy’s respective Annual and Quarterly Reports on Forms 10-K and 10-Q. Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions. Triarc cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning Triarc, Wendy’s, the merger, the related transactions or other matters and attributable to Triarc or Wendy’s or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Triarc and Wendy’s do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this news release.

4.	In connection with the proposed merger, Triarc will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Triarc and Wendy’s and that also constitutes a prospectus of Triarc. Triarc and Wendy’s each will mail the proxy statement/prospectus to its stockholders. Before making any voting decision, Triarc and Wendy’s urge investors and security holders to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (sec.gov). You may also obtain these documents, free of charge, from Triarc’s website (www.triarc.com) under the heading “Investor Relations” and then under the item “SEC Filings and Annual Reports”. You may also obtain these documents, free of charge, from Wendy’s website (www.wendys.com) under the tab “Investor” and then under the heading “SEC Filings.”

5.	Triarc, Wendy’s and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Triarc and Wendy’s stockholders in favor of the stockholder approvals required in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Triarc and Wendy’s stockholders in connection with the stockholder approvals required in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Triarc’s executive officers and directors in its definitive proxy statement filed with the SEC on April 30, 2007. You can find information about Wendy’s executive officers and directors in its definitive proxy statement filed with the SEC on March 12, 2007. You can obtain free copies of these documents from Triarc and Wendy’s using the contact information below.

CONTACTS:

For Wendy’s

Investors:	Media:
John Barker (614) 764-3044 john_barker@wendys.com	Denny Lynch (614)-764-3553 denny_lynch@wendys.com

For Triarc

Anne A. Tarbell (212) 451-3030	George Sard/Carrie Bloom Sard Verbinnen & Co (212) 687-8080 gsard@sardverb.com cbloom@sardverb.com